UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. ("NBT") will hold an annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 23, 2017 at 10:00 a.m. local time for the following purposes:

1.	To elect thirteen directors each for a one-year term (Proposal 1);

2.
To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and other related tables and narrative discussion (“Say on Pay”) (Proposal 2);

3.	To vote, on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company (“Say on Frequency”) (Proposal 3);

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 4); and

5.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 29, 2017 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Martin A. Dietrich
Martin A. Dietrich
Chairman of the Board

Norwich, New York
April 14, 2017

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 23, 2017: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our 2016 Annual Report are available free of charge on our website at  www.nbtbancorp.com/bncp/proxy.html .

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 23, 2017

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. ("NBT" or the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2017 annual meeting of shareholders. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about April 14, 2017.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 23, 2017 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

•	To elect thirteen directors each for a one-year term (Proposal 1);

•
To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation and Discussion and Analysis, compensation tables and other related tables and narrative discussion (“Say on Pay”) (Proposal 2);

•	To vote, on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company (“Say on Frequency”) (Proposal 3);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 4); and

•	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 23, 2017, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting. If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of our Board.

Shareholders Entitled to Vote

We have set March 29, 2017, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting. Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting. As of March 29, 2017, there were 43,441,874 outstanding shares of our common stock, held by holders of record. Each of our shareholders on the record date is entitled to one vote per share.

Quorum Requirement

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Vote Required to Approve the Proposals

Assuming the presence of a quorum at the annual meeting, the voting requirements for the matters presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast FOR the nominee than AGAINST (Proposal 1).

•
The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to approve the Say on Pay Proposal, the Say on Frequency Proposal and to ratify the appointment of our independent registered public accounting firm.

Our Board urges our shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or vote via the Internet or by telephone.

Effect of Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of voting for the election of directors or the Say on Frequency Proposal. For the purpose of the Say on Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, abstentions will have the effect of a vote against the proposal. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on “routine” matters. Proposals 1, 2 and 3 are considered “non-routine” and Proposal 4 is considered “routine” under the NASDAQ Marketplace Rules. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting and will therefore have no effect on the outcome of the voting on any matter presented at the annual meeting.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a shareholder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named persons will vote the shares represented by your proxy:

•	FOR electing thirteen persons nominated by our Board as directors (Proposal 1);

•	FOR approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal 2);

•	FOR EVERY YEAR as the frequency with which shareholders are provided an advisory vote on the compensation of the Company’s named executive officers (Proposal 3); and

•	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 4).

If any other matters are properly brought before the annual meeting, the persons named in the proxy will vote the shares represented by such proxy or such matters as determined by a majority of the board of directors.

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 22, 2017. Internet voting procedures are designed to authenticate shareholders by using the individual control number on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 22, 2017. Telephone voting procedures are designed to authenticate shareholders by using the individual control number on your proxy card. If you vote by telephone, you do not need to return your proxy card.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy in one or more of the following ways:

•	Delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;

•	Submitting a later-dated proxy by mail, telephone or via the Internet; or

•	Appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: F. Sheldon Prentice, Esq., Executive Vice President, General Counsel and Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. Any later-dated proxy submitted by telephone or via the Internet must be submitted prior to 11:59 p.m. on May 22, 2017.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this proxy statement to F. Sheldon Prentice, Corporate Secretary, by telephone at (607) 337-6530 or by email at sprentice@nbtbci.com.

Annual Report

A copy of our 2016 Annual Report accompanies this Proxy Statement. NBT is required to file an annual report on Form 10-K for its 2016 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Chief Financial Officer, Michael J. Chewens. Our annual report on Form 10-K is available on our website www.nbtbancorp.com.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1	ELECTION OF DIRECTORS

With the approval by our stockholders at the 2015 annual meeting of the proposal to declassify our board of directors and eliminate staggered three year terms, the Company has completed the process of moving to an annual election of all directors. Therefore, all thirteen directors are standing for election at the 2017 annual meeting.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR the election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve. Our Board currently believes that each nominee will stand for election and will serve if elected as a director. Assuming the presence of a quorum at the annual meeting, in order for each of the thirteen director nominees to be elected, more votes must be cast FOR the director nominee than AGAINST (Proposal 1). A director who fails to receive more votes FOR his or her election than AGAINST will tender his or her resignation to the Board of Directors for consideration, and our Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results.

Information as to Nominees

Information regarding the nominees continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each director’s biography is as of December 31, 2016. There are no family relationships among the directors or executives. All nominees are currently members of the board of directors of NBT Bank, N.A. (“NBT Bank”). Michael M. Murphy, a director of the Company since 2002, will not stand for re-election this year. The Board of Directors thanks Mr. Murphy for his years of dedicated service.

Board Nominees for 2017

John H. Watt Jr., 58, serves as the President and Chief Executive Officer (“CEO”) of the Company effective December 19, 2016. Prior to that, Mr. Watt was an Executive Vice President and joined the Company’s executive management team in 2015. He joined the Company and NBT Bank in 2014 to lead NBT Bank’s expansion into Maine and establish a regional headquarters in Portland. Mr. Watt became a director of NBT and Bank in December 2016. Mr. Watt has over thirty years of experience in financial services. Prior to joining the Company, he was executive vice president of commercial banking, investment management and bank operations at Alliance Bank, N.A. He was also a member of the board of directors for Alliance Bank and Alliance Financial Corporation, which merged with the Company in 2013. Previously, he was employed by JP Morgan Chase and its predecessors. He is a graduate of Rutgers University with a bachelor’s degree in political science and earned his Juris Doctor from The National Law Center at George Washington University.

Martin A. Dietrich, 61, served as the President and Chief Executive Officer of the Company and NBT Bank from January 2004 to December 19, 2016. Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003. He is currently a director of Preferred Mutual Insurance Company, New York Bankers Association, and Norwich Building Tomorrow Foundation Inc. Mr. Dietrich has been a director of NBT Bank since 1993, and NBT since 2005. Mr. Dietrich became Chairman of the NBT and NBT Bank Boards in May 2016. Mr. Dietrich’s past leadership as President and Chief Executive Officer of NBT and NBT Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

Patricia T. Civil, 67, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002. Ms. Civil has been a director of NBT and NBT Bank since 2003. Ms. Civil served as director for Anaran Inc. from December 2007 until its sale to a private equity firm in 2014 and for SRC Inc. from 2006 to 2015. She is currently a director of New York Central Mutual Fire Insurance Company (“NYCM”). As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Audit and Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her recent service on the board of another public company provides the Board with additional corporate governance expertise.

Timothy E. Delaney, 54, is the President of the Wesson Group LLC and President of Delaney Motor Sports, Inc. Mr. Delaney is Founder and former President of The Delaney Group, Inc. and is a former Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction. Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982. Mr. Delaney has been a director of NBT since January 2011 and has been a director of NBT Bank since 2006. Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations.

James H. Douglas, 65, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010. Mr. Douglas has been a director of NBT Bank and NBT since January 2011. Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972. Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992. He was then elected as State Treasurer in 1994, a position he held until his election as Governor. Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations. In addition, he is a director for National Life Group and National Life Insurance Company, as well as a director for Union Mutual of Vermont. Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newer market areas. Mr. Douglas also brings executive management and governance experience from his previous positions to the Board. Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

Andrew S. Kowalczyk III, 59, is an attorney and partner at Kowalczyk, Deery & Broadbent, LLP in Utica, New York. His practice focuses on banking, business law and real estate. He was admitted to the New York State Bar in 1983. Mr. Kowalczyk is a graduate of St. Lawrence University and Albany Law School. He is a member of the Oneida County Bar Association, the New York State Bar Association and the American Bar Association. He served on the NBT Bank Advisory Board from 2006 through 2010. He was appointed to NBT Bank’s board in October 2010 and completed his first term of service in May 2016.

John C. Mitchell, 66, was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008. He is currently a director of Preferred Mutual Insurance Company, Delaware Otsego Corporation and has been a director of NBT Bank and NBT since 1993 and 1994, respectively. Mr. Mitchell’s over twenty years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee.

V. Daniel Robinson II, 60, has served on the Board of Directors of NYCM since 1986 and was appointed as President and Chief Executive Officer in 2002. He also serves as president, chief executive officer and a board member of automobile insurer A. Central Insurance Company, a subsidiary of NYCM since 1999. He serves as director and vice president of A.F. Stager Independent Adjustors, since 1991 and 1999, respectively. Mr. Robinson has served as chairman of the Motor Vehicle Accident Indemnification Corporation, where he currently serves as a board member. He was appointed by former New York Governor George Pataki to the State’s Motor Vehicle Theft and Insurance Fraud Prevention Board. He has served on the Board of A. O. Fox Hospital since 2012 and was named Chairman of the Board in May of 2016. He is a member of the Excellus BlueCross BlueShield Board of Directors and the Utica College Advisory board since 2014 and 2006, respectively. In 2016, Mr. Robinson was appointed as a board member on the Thurston Board (Bassett Health Care Network). Mr. Robinson earned his bachelor’s degree in marketing from St. Bonaventure University. He was appointed to NBT Bank’s board in March 2008 and completed his first term of service in May 2016.

Matthew J. Salanger, 61, has served as President and Chief Executive Officer of United Health Services, Inc. (“UHS”) since 2007. He also continues to serve as president and chief executive officer for UHS Hospitals, including UHS Binghamton General Hospital and UHS Wilson Medical Center, a position he was appointed to in March 1994. Mr. Salanger is a fellow of the American College of Healthcare Executives, is a member of the Binghamton University Council and recently completed his appointment by New York State Governor Patterson on the State’s Board of Examiners of Nursing Home Administrators. He earned his bachelor of arts degree at the University at Albany/SUNY and his master’s degree in hospital and health administration at Xavier University. He was appointed to NBT Bank’s board in January 2011 and completed his first term of service in May 2016.

Joseph A. Santangelo, 64, is President and Chief Executive Officer of Arkell Hall Foundation Inc. Mr. Santangelo has been a director of NBT Bank and NBT since 1991 and 2000, respectively. Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his eleven plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT.

Lowell A. Seifter, 64, is Senior Vice President and General Counsel of St. Joseph’s Hospital Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law from 1977 until 2011. From 2002 until 2006, Mr. Seifter was a member of the board of directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, Mr. Seifter served on the Board of Directors of Alliance Financial Corporation and its subsidiary Alliance Bank where he was Chairman of the Compensation Committee and member of the Governance, Business Development and Risk Committees. Mr. Seifter received a B.S. degree from Syracuse University, a Juris Doctor degree from Syracuse University College of Law and is a non-practicing certified public accountant.

Robert A. Wadsworth, 67, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008. Mr. Wadsworth is currently the Chairman, corporate secretary and a director of the board of Preferred Mutual Insurance Company. He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of NBT Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

Jack H. Webb, 64, was the Chairman and Chief Executive Officer of Alliance Financial Corporation from January 2002 until March  2013 when the company merged with NBT at which time Mr. Webb became Executive Vice President of Strategic Support for NBT until May 2015. In March 2013 Mr. Webb also became a director of NBT and NBT Bank. Prior to the merger, he was also the President and Chief Executive Officer of Alliance Bank. He joined Alliance Financial Corporation in May 2000 after a 26-year career with Chase Manhattan Bank. He also served as a Director of Alliance Leasing, Inc. He is EVP/COO director of the Community Baseball of CNY, Inc. and serves on the advisory board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute. His day to day leadership of Alliance Financial Corporation and Alliance Bank provides him with thorough knowledge of the financial services industry as well as NBT’s Syracuse market.

The Board of Directors unanimously recommends that shareholders vote "FOR" the election of all of its director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 28, 2017 with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	23,154	2,130	25,284	*
Timothy E. Delaney (2)	42,889	-	42,889	*
James H. Douglas	6,115	-	6,115	*
Andrew S. Kowalczyk III	2,753	-	2,753	*
John C. Mitchell	35,107	-	35,107	*
Michael M. Murphy	38,942	-	38,942	*
V. Daniel Robinson II (3)	646,392	625	647,017	1.49%
Matthew J. Salanger	18,074	-	18,074	*
Joseph A. Santangelo (4)	86,084	-	86,084	*
Lowell A. Seifter	42,748	-	42,748	*
Robert A. Wadsworth	13,887	1,625	15,512	*
Jack H. Webb	55,375	-	55,375	*
John H. Watt Jr.	43,723	-	43,723	*
Martin A. Dietrich	139,090	-	139,090	*
Michael J. Chewens	54,948	-	54,948	*
Timothy L. Brenner	52,360	-	52,360	*
F. Sheldon Prentice	28,335	-	28,335	*
Jeffrey M. Levy (5)	25,740	-	25,740	*

As of February 28, 2017, all directors and executive officers as a group (17 persons) beneficially owned 1,334,356, or 3.07%, of total shares outstanding, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within 60 days of February 28, 2017.

(*)	Less than one percent.

(1)
Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within 60 days of February 28, 2017.

(2)	Includes 12,020 shares held by a trust for which Mr. Delaney has voting discretion.

(3)	Includes 637,558 shares held by NYCM of which Mr. Robinson is President and CEO.

(4)	Includes 69,962 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees.

(5)
Mr. Levy’s employment with the Company ended on August 10, 2016. Mr. Levy’s shares are not included in the number or percentage of shares beneficially owned by all directors and executive officers as a group as of February 28, 2017.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 28, 2017, except as indicated below, with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the common stock. As of February 28, 2017, the Company had 43,434,508 outstanding shares of common stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc.	5,101,402	(2)	11.79%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	3,788,031	(3)	8.76%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock as of December 31, 2016. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 28, 2017. As used herein, "voting power" includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)
BlackRock, Inc. reported that it has sole dispositive power over 5,101,402 shares (11.79% of outstanding shares) and sole voting power over 4,982,960 shares (11.52% of outstanding shares) of Company common stock as of December 31, 2016.

(3)
The Vanguard Group, Inc. reported that it has sole dispositive and voting power over 3,732,567 shares and shared dispositive and voting power over 55,464 shares of NBT common stock as of December 31, 2016, or an aggregate of 8.76% of Company shares outstanding as of such date.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Messrs. Dietrich, Watt and Webb, meet the standards of independence set forth by the NASDAQ Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Party Transactions" found on page 44. Mr. Dietrich is not independent because he was formerly the President and Chief Executive Officer of the Company until his retirement in 2016. Mr. Watt is not independent because he is the current President and Chief Executive Officer of the Company. Mr. Webb is not independent because he was formerly the Executive Vice President of Strategic Support for the Company until his retirement in 2015.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused. Lead independent director John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp. com/bncp/corporategov.html .

 Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Any such communication must state the name of the shareholder and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, technology, internal controls, compliance, legal matters, and asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Currently, Mr. Watt serves as the Chief Executive Officer of the Company, while Mr. Dietrich, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Watt to focus on the Company’s operations and strategy, while Mr. Dietrich, among other things, can provide leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The Board of Directors believes it currently benefits from having a director, who is also a former executive officer of the Company, as its Chairman. Mr. Mitchell serves as the lead independent director providing an independent point of contact for the Board of Directors.

Director Attendance at Board Meetings and Annual Meetings

During 2016, the Board held eight meetings. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period that the individual served; and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served. In addition, directors are expected to attend our annual meeting of shareholders. All directors were in attendance at the 2016 annual meeting, and we expect that all directors will be present at the 2017 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee. The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit and Risk Management Committee are also "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits
Patricia T. Civil	✓	Chair	✓
Timothy E. Delaney		✓	✓
James H. Douglas	Chair	✓
John C. Mitchell	✓		Chair
Michael M. Murphy		✓	✓
Joseph A. Santangelo	✓
Lowell A. Seifter		✓	✓
Robert A. Wadsworth	✓	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws. Three new directors were added to the Board of Directors in 2016, Messrs. Robinson, Salanger and Kowalczyk. These three directors previously served on NBT Bank board of directors and were reappointed to NBT Bank’s board of directors when they were appointed to the Board of Directors. The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html. This Committee met three times during 2016.

During the past four years, the Nominating and Corporate Governance Committee has engaged in a process to evaluate our corporate governance processes against current trends. To further this endeavor, other changes and recommendations were made to align our corporate governance process with current trends including having our board elected annually, prohibiting the pledging of Company shares and determining not to adopt a new poison pill following the expiration of the Company’s former poison pill in October 2014. In January 2017, based on evaluation of investor feedback, the Nominating and Corporate Governance Committee recommended and the Board of Directors adopted a majority vote standard for directors in uncontested elections with a director resignation policy. The Company amended its bylaws to adopt the majority voting standard in order to promote director accountability and allow shareholders to more effectively express their disapproval of a director even in an uncontested election. In addition the Company in 2016 made changes to NBT Bank’s board of directors so that the same directors serve on both the Company and Bank boards, in order to improve continuity, efficiency and agility.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders. While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. In addition, in accordance with the Company’s Bylaws:

●	Every director must be a citizen of the United States;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall serve as a director beyond the Company’s annual meeting following the date upon which he or she shall have attained the age of 72 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Committee also has the authority to retain any search firm to assist in the identification of director candidates. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT at least 150 days prior to the one-year anniversary of the date immediately preceding the prior year’s annual meeting of shareholders. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 4 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Article III, Section 4 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Audit and Risk Management Committee is also responsible for overseeing the Company’s compliance with legal and regulatory requirements and the performance of the Company’s Risk Management Division. Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members. In addition, our Board of Directors has determined that Ms. Civil and Mr. Seifter are "audit committee financial experts" as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met five times in 2016. Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 45 and in the Audit and Risk Management Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee typically engages in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers. In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry. The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & Employee Stock Ownership Plan (the "401(k) Plan & ESOP"), the directors’ and officers’ stock plans as well as the 2008 Omnibus Incentive Plan (the "Omnibus Plan"). Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to nonexecutive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Watt. A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html. The Committee met four times in 2016.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the "Committee") will review all cash and equity incentive awards made under the Company’s Omnibus Plan that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Exchange Act) for performance periods beginning on and after January 1, 2013, which occur during the restatement period. If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

 Equity Compensation Clawback Policy

The Committee may specify in an award that a grantee’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a three year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

Set forth below is the fee schedule for non-executive directors as of December 31, 2016:

	Cash	Restricted Stock Units
Annual Retainer Fees
Company	$12,500	$13,000
NBT Bank, N.A.	$12,500	$8,000
Affiliate Board Member	$1,000	$-
Committee Chair:
Audit and Risk Management	$10,000	$-
All Other Committees	$5,000	$-
Fee per Board Meeting	$1,000	$-
Fee per Committee Meeting	$800	$-

The restricted stock unit awards in 2016 were issued pursuant to the Omnibus Plan. The restricted stock units awarded to the non-employee directors vest one-third annually beginning on the first anniversary of the grant date.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (1) (2) (3)	Stock Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Daryl R. Forsythe (6)	8,200	-	-	-	8,281	16,481
Patricia T. Civil	59,400	19,730	6,110	596	4,406	90,242
Timothy E. Delaney	50,400	19,730	-	6,328	600	77,058
James H. Douglas	54,400	19,730	-	-	-	74,130
Andrew S. Kowalczyk III	-	-	-	-	10,179	10,179
John C. Mitchell	49,800	19,730	-	-	5,225	74,755
Michael M. Murphy	46,400	19,730	-	-	4,828	70,958
V. Daniel Robinson II	-	-	-	-	8,255	8,255
Matthew J. Salanger	-	-	-	-	9,000	9,000
Joseph A. Santangelo	52,800	19,730	-	1,099	4,434	78,063
Lowell A. Seifter	48,600	19,730	-	14,578	11,748	94,656
Robert A. Wadsworth	49,400	19,730	-	11,616	1,156	81,902
Jack H. Webb	48,800	19,730	-	-	-	68,530

(1)	Includes all fees earned during the fiscal year whether such fees were paid currently or deferred.

(2)
The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The director restricted stock unit awards granted for fiscal year ending December 31, 2016, were issued as of May 1, 2016, and the per share fair market value was $26.59. Assumptions used in the calculation of these amounts are materially consistent with those that are included in footnote 14 to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K.

(3)
Messrs. Forsythe, Kowalczyk and Salanger have no stock awards outstanding. The aggregate number of outstanding awards as of December 31, 2016, is as follows (Ms. Civil has 1,500 unexercisable options related to reloads as of such date):

Name	Unvested Stock Units	Options Exercisable
Patricia T. Civil	1,641	2,130
Timothy E. Delaney	1,641	-
James H. Douglas	1,641	-
John C. Mitchell	1,641	-
Michael M. Murphy	1,641	-
V. Daniel Robinson II	-	625
Joseph A. Santangelo	1,641	-
Lowell A. Seifter	1,641	-
Robert A. Wadsworth	1,641	1,625
Jack H. Webb	1,330	-

(4)
Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for the fiscal year ending December 31, 2016, on deferred directors’ fees under a nonqualified deferred compensation plan.

(5)
All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and the Omnibus Plan for all non-employee directors totaling $14,363; health and/or dental/vision insurance offered through the Company for three active Directors as part of legacy director benefit plans no longer offered, the Company’s associated premium costs totaled $12,780; and $1,493 for the value of split dollar life insurance premiums paid during the 2016 fiscal year on behalf of Mr. Forsythe. Mr. Seifter’s compensation includes dividends paid through the Alliance Financial Corporation Deferred Compensation Plan. Messrs. Kowalczyk, Robinson and Salanger’s compensation includes compensation earned as directors of NBT Bank board of directors including prior to their appointment to the Board of Directors.

(6)	Mr. Forsythe retired as a director upon the expiration of his term at the 2016 annual meeting in May.

(7)	Mr. Murphy will not stand for re-election at the 2017 annual meeting of shareholders.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers (“NEOs”) of NBT Bancorp Inc.

Name	Age at December 31, 2016	Positions Held with NBT and NBT Bank
John H. Watt Jr.	58	President and Chief Executive Officer
Martin A. Dietrich	61	Chairman, Former President and Chief Executive Officer
Michael J. Chewens	55	Senior Executive Vice President and Chief Financial Officer
Timothy L. Brenner	60	Executive Vice President and President of Wealth Management
F. Sheldon Prentice	66	Executive Vice President, General Counsel and Corporate Secretary
Jeffrey M. Levy	55	Former Executive Vice President and President of Commercial Banking

Biographical information regarding the Named Executive Officers is set forth below. Information regarding Messrs. Watt and Dietrich can be found under the section Board Nominees for 2017 found on page 5.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002. He was Executive Vice President and Chief Financial Officer of same from 1999 to 2001. He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010.

Timothy L. Brenner has been Executive Vice President for NBT and President of Wealth Management for NBT Bank since March 2012. Prior to that, Mr. Brenner was Senior Vice President, M&T Investment Group. In this role he managed the multi-state Institutional Services (Employee Benefits, Institutional Investment Management Custody, Corporate Trust, Investment Advisory Services, and Property & Casualty Insurance) division. He was also President of the MTB Funds and M&T Life Insurance Company. Previously, he was also Partner at Vivacqua and Company, an independent financial services and insurance agency.

F. Sheldon Prentice has been Executive Vice President, General Counsel and Corporate Secretary for NBT since April 2010. Prior to joining the Company, Mr. Prentice served as Senior Vice President and General Counsel for Merchants Bancshares, Inc. in South Burlington, Vermont from March 2008 until April 2010. Prior to joining Merchants Bancshares, Inc., Mr. Prentice served as Senior Vice President, General Counsel and Secretary of Chittenden Corporation in Burlington, Vermont from December 1985 until they were purchased in December 2007 by Peoples United Bank of Bridgeport, Connecticut. Mr. Prentice remained with Peoples United Bank until March 2008 when he joined Merchants Bancshares, Inc.

Jeffrey M. Levy employment with the Company ended on August 10, 2016. Mr. Levy was the Executive Vice President for NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities. Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2016 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. For a full understanding of the information presented, consider the following narrative discussion together with the information in the tables below including the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee (the “Committee”) Report included in this Proxy Statement. The NEOs for 2016 are:

•	John H. Watt Jr., President and Chief Executive Officer (“CEO”)
•	Martin A. Dietrich, Former President and Chief Executive Officer (“ Former CEO”)
•	Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer (“CFO”)
•	Timothy L. Brenner, Executive Vice President and President of Wealth Management
•	F. Sheldon Prentice, Executive Vice President, General Counsel and Corporate Secretary
•	Jeffrey M. Levy, Former Executive Vice President and President of Commercial Banking

Executive Summary

The Company has a strong pay for performance culture. Our compensation programs are designed to reward the NEOs for making decisions that lead to consistent financial performance and value creation for our shareholders. In 2016, the Company achieved record earnings. As a result, the NEO’s achieved 100% of their targeted opportunity under the annual Executive Incentive Compensation Plan (“EICP”) and 116.7% of their targeted opportunity in performance-vesting stock awards in the first year of the performance period.

Mr. Dietrich announced his retirement in May of 2016 and Mr. Watt was named as his successor and was promoted to President of NBT Bank. Effective December 19, 2016, the Board of Directors appointed Mr. Watt as President and CEO of the Company and Mr. Dietrich retired from his role as President and CEO and remains Chairman of the Board of Directors. Mr. Dietrich subsequently retired from his employment with the Company on January 31, 2017. Mr. Dietrich’s retirement benefits and Mr. Watt’s CEO compensation components are outlined further in the document under the heading “CEO Succession” on page 21.

2016 Business Highlights

We achieved our highest level of diluted earnings per share in the Company’s 160 year history:

•	Diluted earnings per share was $1.80 increasing 5% from 2015, despite a challenging interest rate environment with net interest margin decreasing by 7 basis points.
•	Loan growth continued to be strong, increasing 5.4%.
•	Noninterest bearing demand deposits grew 10.1% over 2015 levels.
•	Asset quality remained stable during 2016.
•	The Company continues to seek opportunities to diversify noninterest income with noninterest income to total revenues increasing to 31% in 2016 (excluding equity investment and security gains).
•
The Company maintained operating expenses flat with 2015 while continuing to invest in our strategic initiatives by maintaining a strong focus on optimizing our cost structure through leveraging technology and reducing the cost of our branch operations through consolidations and space reduction opportunities.

Below is a summary of key financial metrics. Refer to “Pay for Performance” on page 19 for a summary of our pay for performance analysis.

Performance Metric	2016	2015
Net Income ($ Millions)	$78.4	$76.4
Diluted earnings per share (“EPS”)	$1.80	$1.72
Return on Average Assets (“ROAA”)	0.92%	0.96%
Return on Average Tangible (“ROATE”) (1)	13.13%	13.31%
Organic Loan Growth (1)	5.4%	5.1%
Organic Demand Deposit Growth (1)	10.1%	11.2%
NonPerforming Assets (“NPA”) to Total Assets	0.52%	0.51%

(1) Non-GAAP measures adjust GAAP measures to exclude the effects of acquisition related intangible amortization expense on equity as well as exclude the effects of acquisitions on loan and demand deposit growth.

Executive Compensation Program Changes and Events

We continue to be focused on aligning our compensation plans with our business objectives, performance, shareholder interests, and the practices of our peers. We also considered the 58.6% non-binding advisory basis approval of the executive compensation of our named executive officers by our shareholders at the annual meeting on May 6, 2014 and have considered feedback from shareholders and commentary received from proxy advisory groups and independent compensation consultants to evaluate our compensation practices. In response to feedback received and consideration of market practices, several changes were made to executive compensation structure over the past three years including the following:

•	Added an additional metric, ROAA, to short-term incentive plan to create balanced measures in the annual plan.
•
Eliminated EPS as a measure in the long-term equity performance plan because it was also used in the short-term incentive plan and replaced EPS with a composite score ranking relative to a comparator peer group.

•
Revised the change in control (“CIC”) provisions of the executive employment agreements to require both the CIC and termination of the executive to trigger the CIC payout under the agreement (“double trigger”). In addition, the severance calculation was changed to include a three-year average incentive (previously utilized maximum incentive target as calculation).

•
Revised the non-CEO Supplemental Executive Retirement Plans ("SERPs") to freeze the previous replacement income guarantee of 50% to the executive’s current earned calculation, eliminating the earning of any future benefit.

•	Amended stock ownership guidelines to be based upon a multiple of salary and included a retention requirement for vesting of restricted stock if ownership guidelines are not met.

 Corporate Governance

The Company instituted and maintained policies and practices that promote sound and effective corporate governance:

•	Our NEOs and directors are currently in compliance with a robust stock ownership policy.
•	Our insider trading policy prohibits our NEOs, directors and all employees from engaging in hedging and pledging transactions with Company stock.
•
In the event the Company restates its financial results, our incentive compensation clawback policy allows our Board to recoup any excess incentive compensation paid to our NEOs upon which an award is based due to fraud, intentional misconduct or gross negligence.

•	Our equity awards reward performance and vest over a three to five-year time horizon to ensure sustainable performance and sound risk management.
•
We annually conduct a risk assessment of all of our incentive compensation plans and the Committee reviews the assessment to ensure the incentive compensation programs discourage inappropriate risk taking.

•	Directors are elected annually and the Company has a majority vote standard for uncontested director elections with a director resignation clause.
•	Our Code of Ethics requires an annual training program for directors.

Compensation Philosophy

The ultimate goal of our compensation philosophy is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company. At the same time, the Committee seeks to maintain an executive compensation program that is competitive with comparably-sized financial institutions. The Committee regularly reviews the compensation components in order to ensure that the NEOs compensation remains competitive and aligned with company performance.

The primary objectives of the Company’s executive compensation program are:

•	To attract and retain talented senior executives;
•	To align executive compensation with our overall business strategies, values, and shareholder interests; and
•	To motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following philosophy underlies the Company’s executive compensation program:

•	Executive compensation should be closely aligned with both short-term and long-term shareholder interests;
•	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals;
•	Executives should be required to build and maintain significant equity investments in the Company; and
•	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

The Compensation and Benefits Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation and Benefits Committee Charter can be found on the Company’s website at www.nbtbancorp.com. The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of the Company compensation program. The charter gives the Committee the sole responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2016, the Compensation Committee retained the services of Pearl Meyer & Partners LLC ("Pearl Meyer"), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs. The annual executive compensation assessment includes, but is not limited to, an assessment of Company’s compensation program compared to its peers, recommendations for total direct compensation opportunities (base salary, cash incentives and long-term incentives), an assessment of the Company’s financial performance relative to its peers, and a review of the alignment of pay and performance. The annual executive compensation assessments provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, Pearl Meyer advises the Compensation Committee on best practices in light of the changes in the bank regulatory environment and assists the Compensation Committee in designing compensation arrangements that reflect the Company’s compensation philosophy. In 2016, Pearl Meyer assisted the Compensation Committee in developing a peer group for the purpose of providing the Company with a basis for comparing its compensation against the compensation arrangements provided by other similarly-situated financial institutions. In addition, Pearl Meyer assisted the Committee with the incoming CEO’s compensation package and program refinements to continue alignment with Company and shareholder expectations.

A representative from Pearl Meyer attends the Compensation Committee meetings annually and upon request for the purpose of reviewing compensation data with the Company and participating in general discussions on compensation for the named executive officers. While the Compensation Committee considers input from Pearl Meyer when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflict of interest.

Benchmarking

The compensation review process entailed the use of survey data and peer group information prepared and presented by Pearl Meyer to the Committee. In addition, members of the Committee also availed themselves of the opportunity to talk with Pearl Meyer directly about the data. Generally, the Committee focused on the Total Cash and Total Direct Compensation levels of senior executive positions of companies in the financial industry with total assets ranging from $4 - $15 billion. The peer group used as reference for total direct compensation and financial performance comparisons consists of community-based banking organizations in the Northeast and in the Midwest with assets between $4 billion and $15 billion (approximately 0.5x – 2x of the Company’s asset size), operating in a market similar to the Company’s and competing for comparable executive talent. In 2016, the peer group consisted of the following companies:

Berkshire Hills Bancorp, Inc.	Independent Bank Corp.
Brookline Bancorp, Inc.	MB Financial, Inc.
Chemical Financial Corporation	Northwest Bancshares, Inc.
Community Bank System, Inc.	Old National Bancorp
Customers Bancorp, Inc.	Park National Corporation
First Commonwealth Financial Corporation	Provident Financial Services, Inc.
First Financial Bancorp.	S&T Bancorp, Inc.
First Merchants Corporation	Sterling Bancorp
First Midwest Bancorp, Inc.	TFS Financial Corporation
Flagstar Bancorp, Inc.	Tompkins Financial Corporation
Flushing Financial Corporation	United Financial Bancorp, Inc.

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the NEOs at levels that are between the median and the 75th percentile of the peer group. The December 2016 study conducted by Pearl Meyer found that aggregate compensation of all NEOs is consistent with this approach and falls within the 50th and 75th percentiles. A discussion of the individual components of the Company’s executive compensation program follows below.

Pay for Performance

At the request of the Compensation Committee, Pearl Meyer conducts regular analyses to monitor pay and performance alignment (both financial and operational), particularly with regards to the Chief Executive Officer. The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance.

It is the Committee’s philosophy to reward the NEOs for operational excellence rather than solely based on Total Shareholder Return. Operational excellence is achieved by selecting a composite of key financial metrics which define management’s strategic objectives and tie to strategy execution and the resulting increase in shareholder value. The Committee reviews Total Direct Compensation (“TDC”) regularly in light of the Company’s financial performance. The 2016 study revealed that the Company’s CEO and top five executives (combined, including CEO) TDC is aligned with operational performance using a composite of five key metrics (ROAA, ROATE, NPA/Total Assets, Efficiency Ratio, and Net Interest Margin). The table below indicates the percentile rankings for the Company in one-year and three-year average performance periods as of year-end 2015, and TDC, versus the peer group. This analysis informed the Committee of the Company’s pay and performance alignment.

	For This Level of Performance…		…TDC Was At This Percentile of the Peer Group
	Composite Measures	Total Shareholder Return	CEO	Top 5 Executives
One-Year Performance	67th percentile	38th percentile	67th percentile	48th percentile
Three-Year Performance	81st percentile	43rd percentile	66th percentile	43rd percentile

Executive Compensation Program Components

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix. The table below sets forth the components of the Company’s executive compensation program, the component’s function related to total compensation.

Compensation Component	Description	Purpose
Base Salary	• Pay to recognize executive's role, responsibilities, skills, experience, individual achievements and NBT performance.	• To provide competitive and fair fixed compensation.
Executive Incentive Compensation Plan (a component of the 2008 Omnibus Incentive Plan)	• Annual cash rewards for achievement of pre-determined level of EPS, ROAA (2016) and individual goals.
•  To provide market competitive compensation.
•  To motivate and reward executives for achieving annual Company, department and individual goals which support our long-term strategic plan.
•  To encourage executives to make a significant personal contribution to the Company's success.

Equity Awards Under the 2008 Omnibus Incentive Plan
•  Performance-based restricted stock units earned over a designated performance period and subject to Company performance.
•  Time-vesting restricted stock units granted based on individual performance and earned over a designated time-period.
•  Performance-based and retention awards have an individual performance measure that allows for negative discretion based on NEOs individual performance.

•   To strengthen pay for performance relationship by increasing the weighting of performance-based equity compensation.
•  To align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top talent.

Retirement Benefits
•  NEOs participate in Company-wide tax-qualified plans including: a defined benefit pension plan and a 401(k) Plan & ESOP.
•  Certain NEOs are eligible to receive a discretionary Company contribution to the deferred compensation plan based on Company and individual performance.
•  Certain NEOs participate in a SERP.
• To provide market competitive and reasonable retirement benefits as well as financial security for retirement. • To enhance Company's ability to attract and retain the executives.
Perquisites and Other Personal Benefits	• Benefits may include automobiles, life and disability insurance, long-term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	• These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.
Termination and Severance Pay	• NEOs have employment agreements providing post-termination severance compensation under certain scenarios, including change in control.	• Employment agreements assist in attracting and retaining the NEOs and minimize the impact on executives when exploring or executing strategic change in control opportunities.

CEO Succession

Upon his appointment as President and CEO of the Company, Mr. Watt’s compensation was adjusted to reflect the change in his responsibilities. The Committee considered current compensation trends, peer group data and feedback from proxy advisory groups. The following adjustments were made to Mr. Watt’s compensation:

•	Base salary starting at $650,000;
•	Short-term incentive compensation target at 50% of base pay;
•	Long-term incentive equity compensation at 60% of base pay;
•
Eligible for normal retirement benefits under current retirement plans as well as a supplemental executive retirement plan agreement which provides Mr. Watt with a supplemental retirement benefit generally equal to the difference between the benefits he actually accrues under the Company’s pension plan and 401(k) Plan & ESOP and the benefits he would have accrued under those plans but for the limit on annual additions and the limitation on compensation imposed by the Internal Revenue Code; and

•	Eligible to received employer discretionary contributions to the Company’s executive deferred compensation plan.

Base Salary

The Committee reviews executive base salaries annually. Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs. It provides the NEOs financial certainty. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments upon the Committee approval.

In 2016, the Committee determined the base salaries of the NEOs based on the Company’s guiding principles and policies and competitive market. Messrs. Watt and Brenner received promotional increases as outlined below. Messrs. Chewens and Prentice received a 3% salary increase in order to maintain market competitive base salaries and recognize their performance and contribution. The Committee’s recommendations were in line with the results of the compensation analysis provided by Pearl Meyer. Pearl Meyer was consulted in the development of the CEO compensation package, including base salary. Below are the base salaries for the NEOs for 2016 and 2017. Mr. Levy is excluded from the table below due to his employment ending in August 2016, whose base pay for 2016 was $436,000. Mr. Dietrich is excluded from the table below due to his retirement as President and CEO in December 2016.

Name Executive	January 1, 2016 Base Pay	2016 Base Pay Increase	2017 Base Pay	January 1, 2017 Base Pay Increase
John H. Watt Jr. (1)	$300,000	11%	$650,000	44%
Michael J. Chewens	$446,610	3%	$473,800	3%
Timothy L. Brenner (2)	$341,000	3%	$375,950	3%
F. Sheldon Prentice	$309,650	3%	$319,300	3%

(1)
Mr. Watt was promoted to Executive Vice President during 2015 and received a $30,000 promotional increase. In May of 2016, Mr. Watt was named President of NBT Bank and received a $150,000 increase in base salary. In December 2016, Mr. Watt became the President and CEO of NBT Bancorp Inc. and received a commensurate increase to base salary effective January 1, 2017.

(2)	In May 2016, Mr. Brenner also received a 7% increase due to the addition of more responsibilities related to the oversight of our insurance agency subsidiary.

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity-based incentive compensation. The incentive compensation varies in amount depending on the factors discussed below and is designed to promote superior performance and achievement of corporate goals, to encourage the growth of shareholder value, and to share the long-term growth and profitability of the Company with key employees.

Executive Incentive Compensation Plan

The EICP is a component of the Omnibus Plan, a shareholder-approved incentive plan authorizing several forms of cash and equity based incentive compensation.

The EICP is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as measured by EPS, ROAA and individual performance objectives. EICP awards are defined as a percentage of salary and weighted between corporate performance goals and individual performance objectives reflecting each executive’s role and responsibilities. If the threshold EPS goal is not achieved, no awards will be paid. When determining the payouts under the EICP, the Committee may objectively adjust the reported performance results considering any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (b) any reorganization and restructuring programs, and (c) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS and ROAA target levels that will determine year-end payout. The Committee approves the group of employees eligible to participate for that year. The Committee recognizes the challenging interest rate environment when setting the incentive compensation targets, encourages a long-term view in building shareholder value and discourages undue risk taking for short-term gains. The Company has successfully overcome the impact of net interest margin compression on our earnings since 2008 through both our organic growth initiatives and acquisitions. The Company continues to navigate through the current low interest rate environment, highly competitive markets and combats negative pressure on earnings driven by net interest margin compression. Reinvestment rates on earning assets were expected to be lower than portfolio rates while the deposit rates were at or near floors. In addition, regulatory compliance costs were expected to continue and investment in our digital banking strategy was planned. The Committee set incentive compensation goals with consideration that the challenging interest rate environment was expected to continue into 2016 and the Company’s strategic objectives with a long-term focus on increasing shareholder value. The EPS target level for 2016 was set at $1.75, a 2% increase from 2015 EPS and in-line with analyst consensus expectations for 2016.

The following table depicts the range of potential payouts to the NEOs under the EICP for 2016 as a percentage of base salary at the end of the year, based upon 100% attainment of corporate EPS goals, without consideration for the potential negative adjustments for the ROAA performance target levels and individual performance objectives.

EICP Payout Level	% of EPS Target	CEO Potential Total Payouts (% of base salary)	Messrs. Watt, Brenner and Chewens Potential Total Payouts (% of base salary)	Mr. Prentice Potential Total Payouts (% of base salary)
Level 1	90%	40.0%	21.2%	15.5%
Level 2	95%	60.0%	31.7%	23.3%
Level 3	98%	72.0%	38.1%	27.9%
Level 4 Target	100%	80.0%	42.3%	31.0%
Level 5	105%	90.0%	47.6%	34.9%
Level 6	110%	100.0%	52.9%	38.8%

ROAA is an additional corporate performance component of the short-term cash award. Once the EPS performance level is determined, 15% of the CEO’s award and 10% of the other NEO’s award may be reduced if the ROAA target for each EPS performance level is not met. The ROAA targets were set based upon the planned growth in average earning assets to offset the expected compression in net interest margin resulting in 6 basis points less in the target threshold for 2016 compared to 2015. The following ROAA targets were set for each level of EPS:

EICP Payout Level	ROAA Target
Level 1	0.82%
Level 2	0.86%
Level 3	0.88%
Level 4 Target	0.91%
Level 5	0.95%
Level 6	1.00%

In addition to the EPS quantitative performance target and ROAA, the Committee approves individual performance objectives as a component of the overall payout for each of the NEOs. The Compensation and Benefits Committee sets the individual performance objectives for the CEO. The CEO provides input for the individual performance objectives for the other NEOs. Each NEO has several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan. Objectives more critical to the Company are given more significant weight than other objectives. EPS payout level percentages are subject to reduction based upon each NEO’s individual performance objectives with the maximum possible reduction being 100% of the award otherwise payable.

The Company’s diluted EPS of $1.80 was 103% of target EPS performance of $1.75. Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each of the NEOs at the payout level representing achievement of 100% of target EPS in 2016 (Level 4 in the table above) (assuming 100% achievement of the ROAA target and individual performance objectives). The Company’s ROAA of 0.92% exceeded the Level 4 ROAA Target of 0.91% and resulted in 100% payout of the ROAA corporate component of the short-term incentive award.

Each NEO’s individual performance achievement is evaluated against the predefined goals at year-end. The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied by base salary to derive the total payout.

Mr. Watt’s individual performance goals were revised when the succession to President and CEO was announced in May of 2016. A detailed transition plan was devised to prepare Mr. Watt for his new role. Significant attention was placed on shareholder, customer and employee relationships as well as the continuity of NBT Bank’s strategic objectives. In recognition of these achievements and the confidence placed in him, Mr. Watt earned 110% of his target incentive that included meeting 100% of the performance objective plus an additional amount of $19,650 based on his new position.

The Former CEO’s individual performance goals were established by the Compensation Committee. These goals included the implementation of the CEO succession plan and successful transition of the new CEO, leading the strategy for readiness to cross the $10 billion asset threshold, maintaining our legacy of strong asset quality performance, continued development of our New England expansion strategy, and successful roll-out of the next phase of specialty lending initiatives. The Committee determined Mr. Dietrich met all the measures and Mr. Dietrich received his full award. The NEOs’ individual performance goals are aligned with the Company’s strategic focus areas.

For the 2016 performance year, the Committee set the following individual performance objectives and the resulting payout percentage for the other NEOs who remained with the Company at the end of 2016:

●
Mr. Chewens, Senior Executive Vice President and Chief Financial Officer. Mr. Chewens’ individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure and transitional support for the Board of Directors and Executive team. Mr. Chewens achieved his goals of providing leadership to the CEO and Board Chair succession process, evaluating and implementing strategies to reduce NBT Bank’s tax expense, enhancing our profitability and analysis strategy for various lines of business, and orchestrating key decisions relating to our growth to an asset size of $10 billion. These achievements resulted in his earning 100% of his target incentive pay which was his full potential payout.

●
Mr. Brenner, President of Wealth Management. Mr. Brenner’s individual performance objectives were aligned with the Company’s strategic focus areas of enhancing relevant noninterest income business lines in order to reduce dependency on interest income, develop and retain our human capital and furthering the Company’s value proposition. Specifically, Mr. Brenner achieved his goals of providing leadership in the development of the Wealth Management Division, continued improvement in compliance and operational excellence, developing bench strength for key positions and successfully closing two acquisitions. In addition, Mr. Brenner achieved the majority of his wealth financial targets. These achievements together with adding the responsibility of NBT-Mang, our insurance agency subsidiary, to his oversight, Mr. Brenner was provided with 100% of the target incentive which was his full potential payout.

●
Mr. Prentice, General Counsel and Corporate Secretary
Mr. Prentice’s individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure and enhancing relevant noninterest income business lines in order to reduce dependency on interest income. Specifically, his goals supported strategic overview of contracts and agreements including our third party vendor compliance program; and, providing legal counsel on our wealth related acquisitions and specialty lending initiatives. These achievements resulted in his earning 100% of his target incentive pay which was his full potential payout.

The Committee considered such results together with the corporate component results in determining awards under the EICP as follows:

Named Executive Officer	2016 Target Incentive ($)	Actual Performance Achievement (% of Target)	2016 Incentive Earned ($)
Mr. Watt	190,350	110%	210,000
Mr. Dietrich	640,000	100%	640,000
Mr. Chewens	194,580	100%	194,580
Mr. Brenner	154,395	100%	154,395
Mr. Prentice	95,964	100%	95,964

 Omnibus Incentive Plan

Since 2008, the Omnibus Plan has been used to provide NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards. The terms and conditions governing the grant of awards under the Omnibus Plan are described below.

The Omnibus Plan replaced the Company’s 1993 Stock Option Plan, the Performance Share Plan, the Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan. All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by Company shareholders at the Company’s annual meeting of shareholders held on May 6, 2008.

The elements of the Omnibus Incentive Plan are further detailed below:

Current Long-Term Incentive Plan:
Executive Long-Term Incentive and Retention Equity Awards
Two Components
1.     Retention Units: Time-based Restricted Stock Units subject to a five-year vesting schedule, also with an Individual Performance measure in 2014, 2015 and 2016.
2.     Performance Units: Performance-based Restricted Stock Units dependent upon two-year relative performance based upon a composite score of performance metrics in 2016, ROATE in 2015 and Individual Performance. The composite score includes the following performance metrics: ROAA, ROATE, Net Interest Margin, NPAs to Total Assets and Efficiency Ratio. Units are released one year following completion of the two-year performance period. 2014 plan also included EPS as a performance measure. EPS was eliminated as a measure for 2015 to avoid duplication with the EICP.

Prior Years’ Long-Term Incentive Plans Included in Equity Compensation Tables:
Long-Term Incentive Awards - NEOs
Stock grant for NEOs covering a period of January 2012 to Retirement Date. EPS goals were established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals. Awards have not been granted since 2013.

Stock Options
Nonqualified Stock Options with a five-year vesting schedule (40% year one followed by 20% increments) with an automatic reload. Options have not been granted since 2011, except for reloads on prior grants.

  Executive Long-Term Incentive and Retention Equity Awards

In January 2016, the Committee granted Long-Term Incentive and Retention Equity Awards under the Omnibus Plan. The 2016 awards (in the form of restricted stock units) are long-term, equity-based incentive awards that link executive compensation to the Company's profitability and shareholder value. The awards consist of a grant of (i) Retention Units, which are subject to a time-based vesting schedule (over five years) and a reduction, at the time of grant, based upon the grantee's achievement of individual performance factors for the 2016 calendar year; and (ii) Performance Units, which vest based on the Company's achievement of specific performance goals established on the grant date (the outcome of which is substantially uncertain on such date) over a two-year performance period. The Committee determined the number of Retention Units and Performance Units underlying the awards based on a percentage of the grantee's salary as of the grant date, which was then converted to a number of units based on the fair market value of the Company's common stock. In determining the size of the awards, the Committee considered a number of factors, including the grantee's organizational position, historical performance, prior awards, current performance and potential future contribution to the Company, as well as feedback from an independent compensation consultant on target long-term compensation levels. No dividends or dividend equivalents are paid on any unvested awards. For the performance award in year one, the performance target for each NEO is based on the Company’s composite score ranking of several performance metrics (defined the table above) against a comparative peer group. There is a potential for a reduction in the following year based upon the Company’s composite score ranking against a comparative peer group. Full vesting and payout occur following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control). In addition, the Performance Units are also subject to reduction based upon individual performance in the same manner as the retention award. The following table depicts the composite score performance levels for the 2016 long-term incentive award.

Composite Score Ranking	% Payout Level	CEO Potential Payout % of Salary	Messrs. Chewens, Brenner and Levy Potential Payout % of Salary	Messrs. Watt and Prentice Potential Payout % of Salary
1	150.0%	60.0%	41.3%	33.8%
2	144.5%	57.8%	39.7%	32.5%
3	138.9%	55.6%	38.2%	31.3%
4	133.4%	53.4%	36.7%	30.0%
5	127.8%	51.1%	35.1%	28.8%
6	122.2%	48.9%	33.6%	27.5%
7	116.7%	46.7%	32.1%	26.3%
8	111.1%	44.4%	30.6%	25.0%
9	105.6%	42.2%	29.0%	23.8%
10	100.0%	40.0%	27.5%	22.5%
11	83.4%	33.4%	22.9%	18.8%
12	66.7%	26.7%	18.3%	15.0%
13	50.0%	20.0%	13.8%	11.3%
14 to last	0.0%	0.0%	0.0%	0.0%

For 2016, the Company’s composite score ranking was set at 7 and achieved the 116.7% target level payout percentage for the performance award.

As shown in the table below, Messrs. Watt, Dietrich, Chewens, Brenner, Prentice and Levy received the following long-term noncash compensation awards under the Omnibus Plan in 2016. In granting these awards, the Committee considered market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Retention Units (1)	Performance Units (2)
Mr. Watt	2,727	3,183
Mr. Dietrich	12,930	15,089
Mr. Chewens	5,111	5,965
Mr. Brenner	3,789	4,421
Mr. Prentice	2,814	3,284
Mr. Levy	4,844	3,769

(1)	NEOs met their performance objectives. These awards vest 20% annually for the five years.

(2)
NEOs met their performance objectives. The performance units are based on meeting the composite score ranking of 7. Mr. Levy’s award was pro-rated for the number of months employed in 2016. The amount of the award above is subject to a potential reduction at December 31, 2017 based upon the quartile ranking of the Company's composite score ranking against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The following table outlines the quartile peer ranking and the corresponding adjustment factor:

Composite Score Performance Factor
Percentile Ranking	Adjustment Factor
Above 50th percentile	0%
Third quartile	25%
Bottom quartile	50%

In addition to the awards outlined above, Messrs. Chewens and Brenner also received a discretionary retention equity award of 10,000 and 15,000, respectively. Mr. Chewens’ award is subject to a three-year cliff vesting and Mr. Brenner’s is subject to a five-year cliff vesting.

Prior to 2016, long-term incentive awards to the executives had both performance-based restricted stock units and retention-based restricted stock units. The following is a summary of some of the attributes of those awards:

Long-Term Incentive Award

On January 18, 2012, the Committee approved a long-term performance-based equity incentive program, or LTIP, for the NEOs, other than the CEO, under the Omnibus Plan, to emphasize long-term results and further align the NEOs' interests with those of Company shareholders. Under the LTIP, the NEOs have the opportunity to receive shares or stock units of Company common stock at the end of a performance period (January 1, 2012 through their Retirement Date). Retirement Date means the earlier of the date the NEO reaches Normal Retirement Age or qualifies for Early Retirement under the NBT Bancorp Inc. Defined Benefit Pension Plan (the "Pension Plan") (each as such term is defined in the Pension Plan). The NEO’s award account was initially set at zero shares, and stock units will be added or subtracted annually over the performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. Any amount to be credited for achievement of the annual diluted EPS targets, as well as any amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the stock units in the award account at the end of the performance period is subject to the NEO’s continued employment with the Company, except in the event of retirement, death, disability or certain significant corporate transactions. No dividends will be paid on stock units in the award account. Effective February 20, 2013, no new awards were made under the LTIP.

Retention Awards

Prior to 2014, the Company granted time-vesting restricted stock units with a vesting service period of four years with 40% vesting in year one and 20% vesting in years two through four.

Stock Options

Stock options have been granted under the terms of the Omnibus Plan. The Committee approved the grant of non-tax qualified options to key management employees, including the NEOs. Options, when granted, are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant. Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years. Reload options vest 100% on the second anniversary of the reload grant date. Options are forfeited if the holder does not exercise them within ten years of the grant date. As a matter of practice, the Company no longer awards options and no options have been granted since 2011 other than reloads to which recipients were entitled pursuant to awards granted (prior to 2009).

Retirement Plans

Defined Benefit Pension Plan

The eligible NEOs participate in the Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan. The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan. The Pension Plan provides for 100% vesting after three years of qualified service. The Pension Plan has a cash balance feature, in which all of the eligible NEOs participate. The footnotes to the Pension Benefits Table on page 35, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) Plan & ESOP in lieu of interest credits to the cash balance portion of the pension plan.

Supplemental Retirement Benefits

Certain NEOs participate in a SERP, which is principally designed to restore benefits that would have been paid to the NEO if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Company and the respective NEO. The narrative that follows the Nonqualified Deferred Compensation table on page 37 contains a detailed description of each SERP.

401(k) Plan & Employee Stock Ownership Plan

The 401(k) Plan & ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the 401(k) Plan & ESOP. Participants in the 401(k) Plan & ESOP may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 100% of the first 1% of pay contributed to the plan plus 50% of the next 5% of compensation for a total matching contribution of 3.5% of compensation. Additionally, the Company can make discretionary contributions to the 401(k) Plan & ESOP based on its financial performance. All Company contributions to this retirement plan after 2013 were made in cash and vest at the rate of 20% per year with full vesting following five years of benefit service. Prior to 2013, Company contributions were made in Company stock. The NEOs participate in the 401(k) Plan & ESOP. The Company may make discretionary contributions to the 401(k) portion of the 401(k) Plan & ESOP to offset the elimination of interest credits to the Pension Plan, as described above. The value of Company contributions to the 401(k) Plan & ESOP are included in Column (h) in the Summary Compensation Table on page 29.

Deferred Compensation Plan and Other Compensation Deferrals

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. The Deferred Compensation Plan also permits the Company to make discretionary contributions to the accounts of eligible employees. Eligible employees are generally those employees determined to be highly-compensated employees of the Company. In addition, the Omnibus Plan permits award recipients to defer receipt of vested equity awards to a future date. Certain NEOs elected to defer compensation or received discretionary contributions under this plan as detailed in the Nonqualified Deferred Compensation table on page 37. The Company awarded Messrs. Watt, Chewens, Brenner and Prentice $130,000, $56,856, $45,114 and $31,930, respectively, of base salary discretionary contribution based upon their 2016 performance, subject to the same vesting terms as the defined benefit plan.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company's guiding compensation principles. These benefits enable the Company to attract and retain superior employees for key positions. During 2016, these benefits included the use of Company-owned automobiles, life and disability insurance, long-term care insurance, and for certain NEOs, club memberships. For the CEO, the Company also maintains a split-dollar bank-owned life insurance policy for the benefit of the Company and the CEO. Messrs. Watt, Dietrich, Chewens and Brenner each have the use of a Company-owned automobile. Mr. Levy had the use of a Company-owned automobile until his departure. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The dollar amount of these benefits is reflected in column (i) in the Summary Compensation Table on page 29. The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens, Brenner and Prentice were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To more directly align their interests with shareholders' interests, the Committee maintains stock ownership guidelines for the Board of Directors and the Company's executive management team, including the NEOs. The Committee modified the guidelines in 2015 to include retention requirements for restricted stock units and revised the NEOs required ownership levels to be based on a multiple of salary. The guidelines require directors to own 5,000 shares of Company stock. The NEOs share requirements are based upon a multiple of salary with the CEO to own 3 times salary of Company stock, Messrs. Chewens and Brenner to own 1.5 times salary of Company stock, and Mr. Prentice to own 0.75 times salary of Company stock. Vested restricted stock units are included in an individual’s ownership for purposes of compliance with guidelines. The executives must comply with the revised guidelines by the later of January 23, 2018 or five years from the date of promotion to the executive management team or election to the Board of Directors. Failure to meet the guidelines could, at the Committee's discretion, affect future equity-based awards. As of December 31, 2016, all NEOs and Directors were in compliance with the guidelines.

Hedging and Pledging Policies

All directors and employees are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Company's securities, including hedging of the Company's common stock. The Company also prohibits any pledging of Company securities in a margin account and restricts all other pledging of any Company securities by requiring directors and employees to obtain the prior approval of the CEO, CFO or General Counsel before entering into any such agreement.

Risk Assessment

A formal risk assessment of the Company’s incentive compensation plans is performed annually. A risk assessment matrix is used which considers and analyzes the following factors:

•	Type of award and who was eligible for the award;
•	Performance metrics associated with each plan;
•	Conditions of payout;
•	Party responsible for granting awards and assessing performance;
•	Potential risk features in plan design;
•	Major business risks that might be impacted by performance metrics;
•	Correlation of plan’s performance metrics to the Company's overall business objectives;
•	Consideration of internal controls present to prevent the manipulation of the budgeting process or performance outcomes;
•	Determination of the plan’s risk level as low, moderate or high;
•	Plan provisions for risk mitigation; and
•	Assessment of the plan’s probability to result in adverse material risk.

The annual risk assessment is overseen by the Chief Risk Officer and reviewed annually by the Compensation Committee of the Board of Directors.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company's CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as "performance-based compensation" or falls under certain other specified exceptions under Section 162(m). Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval. Performance awards under the Omnibus Plan (and the specific arrangements thereunder providing for performance awards, such as the EICP) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation. However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company's programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

 Section 409A. Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee's gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity-based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering an NEO pursuant to an employment or change in control agreement, which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the NEO to: (i) current income inclusion of the relevant amounts; (ii) interest at the IRS underpayment rate; and (iii) an additional 20% excise tax. The Nonqualified Deferred Compensation Table on page 37 provides detailed information about the Company's nonqualified deferred compensation arrangements.

Sections 4999 and 280G. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals." Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) equal or exceed three times the individual's "base amount," they constitute "excess parachute payments" to the extent they exceed one times the individual's base amount.

The Company has entered into employment agreements with each of Messrs. Watt, Dietrich, Chewens, Levy and Brenner which provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net after-tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an "excess parachute payment."

Accounting Considerations. The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component's contribution to the objectives of the Company's compensation program and its projected economic cost, which may or may not be reflected on the Company's financial statements, are the main elements of NEO compensation decisions.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by each of the NEOs for each of the last three completed fiscal years. The compensation received by each NEO was a combination of cash and equity compensation and long-term and short-term compensation. The Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO's responsibilities and performance.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
John H. Watt Jr.	2016	394,616	130,379	-	210,000	4,306	223,787	963,088
President and
Chief Executive Officer
Martin A. Dietrich	2016	800,000	618,121	219,917	640,000	742,251	19,004	3,039,293
President and	2015	775,000	554,292	190,060	558,000	1,492,445	36,779	3,606,576
Chief Executive Officer	2014	675,000	681,854	7,171	883,438	2,270,677	83,589	4,601,729
Michael J. Chewens	2016	460,000	498,845	-	194,580	208,087	71,085	1,432,597
Senior Executive Vice President	2015	446,610	219,596	-	170,024	76,990	355,461	1,268,681
and Chief Financial Officer	2014	433,600	240,918	-	306,350	299,787	29,096	1,309,751
Timothy L. Brenner	2016	355,794	537,369	-	154,395	5,900	60,394	1,113,852
Executive Vice President and	2015	331,050	213,914	-	121,620	7,758	45,968	720,310
President of Wealth Management	2014	321,400	228,485	-	170,406	5,512	51,544	777,347
F. Sheldon Prentice Executive Vice President, General Counsel and Corporate Secretary	2016	309,560	134,527	-	95,964	5,731	48,545	594,327
Jeffrey M. Levy Executive Vice President and President of Commercial Banking	2016 2015 2014	227,396 436,000 423,300	189,872 214,382 235,159	- - -	- 157,686 204,998	- - 484,492	210,041 31,082 27,487	627,309 839,150 1,375,436

(1)	Certain NEOs deferred a portion of their salary. The deferred portion of their 2016 salary is detailed in the Nonqualified Deferred Compensation table on page 37.

(2)
The amounts in column (e) reflect the aggregate grant date fair value of the target performance awards and the annual non-performance equity award for the NEOs. The assumptions used to calculate the fair value of the 2016 stock awards are materially consistent with those used to calculate the 2016 stock expense, which are set forth in footnote 14 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2016. The amount of the performance-based unit award below was determined at the end of the achievement period (December 31, 2016)  based on the composite score ranking against a comparative group of peer institutions defined in the award agreement. The performance-based award amount reflected as the “Actual Award” below is subject to a potential reduction at December 31, 2017 based upon the quartile ranking of the Company's composite score ranking against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. Mr. Levy’s award was pro-rated based on the number of months he was employed. The maximum values for the performance-based restricted stock units and performance-based long-term awards issued under the Omnibus Plan were originally approved in January 2016 and the actual awards were finalized in March 2017 were as follows:

Executive Long-Term Incentive and Retention Equity Awards
Executive	Retention Stock Units		Performance-Based Restricted Stock Units
	Maximum Award ($)	Actual Award ($)	Maximum Award ($)	Actual Award ($)
John H. Watt Jr.	67,500	67,500	101,250	78,773
Martin A. Dietrich	320,000	320,000	480,000	373,440
Michael J. Chewens	126,502	126,502	189,753	147,628
Timothy L. Brenner	93,770	93,770	140,655	109,430
F. Sheldon Prentice	69,651	69,651	104,477	81,283
Jeffrey M. Levy	119,900	119,900	119,900	93,282

(3)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year in which the option was reloaded.

(4)
The amounts in column (g) reflect cash awards to Messrs. Watt, Dietrich, Chewens, Brenner, Prentice, and Levy under the EICP in 2016, 2015 and 2014, which were paid in January of the following calendar year. Mr. Levy was not eligible to receive a 2016 award as he was not employed by the Company on December 31, 2016. Certain NEOs deferred a portion of the 2016, 2015 and 2014 awards. The deferred portion of the 2016 award is detailed in the Nonqualified Deferred Compensation table on page 37.

(5)
The amounts in column (h) reflect solely the actuarial increase in the present value of the NEOs benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements as set forth in footnote 13 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2016, and includes amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. This resulted in negative amounts for Mr. Levy in 2015 and 2016 equal to $139,611 and $462,676, respectively, which are not included in the table above.

(6)	The amount shown in column (i) reflects the following items as applicable for each NEO for 2016:

Compensation	Watt	Dietrich	Chewens	Brenner	Prentice	Levy
Value of matching and discretionary contributions to the 401(k) Plan & ESOP	$9,275	$9,275	$9,275	$9,275	$9,275	$9,275
Value of life and disability insurance premiums paid by the Company	$5,185	$9,729	$4,954	$6,005	$7,340	$3,140
Value of Perquisites and Other Personal Benefits (a)	$79,327	$-	$-	$-	$-	$197,626
Value of discretionary contributions to the Deferred Compensation Plan earned in 2016 (b)	$130,000	$-	$56,856	$45,114	$31,930	$-

(a)
The amount shown for Perquisites and Other Personal Benefits for Mr. Levy consists of club memberships of $14,088, vacation payout of $33,538, and a payment of $150,000 in connection with his Separation and Release Agreement. The amount shown for Mr. Watt consists of moving expenses of $79,327.

(b)
The Compensation and Benefits Committee approved a discretionary contribution of 20% of Mr. Watt’s salary, 12% of Messrs. Chewens’ and Brenner’s salary and 10% of Mr. Prentice’s salary in January 2017 as a result of their 2016 performance.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee /Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)
John H. Watt Jr.	1/20/2016	1/20/2016	95,175	190,350	237,960	1,364	2,727	4,091		60,349
	1/20/2016	1/20/2016							2,727	59,939
Martin A. Dietrich	1/20/2016	1/20/2016	320,000	640,000	800,000	6,465	12,930	19,394		286,141
	1/20/2016	1/20/2016							12,930	284,201
	9/1/2015 (4)	1/1/2007							26,743	122,659
	9/14/2015 (4)	1/15/2008							20,515	97,258
Michael J. Chewens	1/20/2016	1/20/2016	97,290	194,580	243,248	2,556	5,111	7,667		113,106
	1/20/2016	1/20/2016							5,111	112,340
	5/3/2016 (5)	5/3/2016							10,000	254,500
Timothy L. Brenner	1/20/2016	1/20/2016	77,198	154,395	193,012	1,894	3,789	5,683		83,851
	1/20/2016	1/20/2016							3,789	83,282
	5/3/2016 (5)	5/3/2016							15,000	356,250
F. Sheldon Prentice	1/20/2016	1/20/2016	47,982	95,964	119,955	1,407	2,814	4,221		62,274
	1/20/2016	1/20/2016							2,814	61,852
Jeffrey M. Levy	1/20/2016	1/20/2016	92,214 (6)	184,428(6)	230,557 (6)	1,615	3,229	4,844		71,465
	1/20/2016	1/20/2016							4,844	106,471

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on pages 21-24.

(2)
Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The January 20, 2016 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(4)	Granted pursuant to a one-time reload feature including in options originally granted in 2007 and 2008 and exercised on the grant date.

(5)	The May 3, 2016 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(6)	No amounts were paid to Mr. Levy due to his departure from the Company during 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2016, whether granted in 2016 or earlier, including awards that have been transferred other than for value.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John H. Watt Jr.						1/20/2016	2,727 (9)	114,207	-	-
						1/20/2016	-	-	3,183	133,304
						1/27/2015	2,500 (4)	104,700	-	-
						1/15/2015	560 (9)	23,453	-	-
						1/27/2014	2,500 (4)	104,700	-	-
Martin A. Dietrich	7/27/2016	-	20,515 (3)	29.9700	7/27/2026	1/20/2016	12,930 (9)	541,508	-	-
	5/12/2016	-	26,743 (3)	28.0100	5/12/2026	1/20/2016	-	-	15,089	631,927
	9/14/2015	-	13,641 (3)	26.6700	9/14/2025	2/10/2015	10,205 (9)	427,385	-	-
						2/10/2015	-	-	12,757	534,263
						1/22/2014	5,254 (9)	220,038	-	-
						1/22/2014	15,759 (6)	659,987
						2/20/2013	3,022 (8)	126,561	-	-
						1/1/2012	17,250 (4)	722,430	-	-
Michael J. Chewens						5/3/2016	10,000 (5)	418,800	-	-
						1/20/2016	5,111 (9)	214,049	-	-
						1/20/2016	-	-	5,965	249,814
						2/10/2015	4,043 (9)	169,321	-	-
						2/10/2015	-	-	5,054	211,662
						1/22/2014	1,856 (9)	77,729	-	-
						1/22/2014	5,568 (6)	233,188
						2/20/2013	1,100 (8)	46,068	-	-
						1/1/2012	1,000 (10)	41,880	-	-
						1/1/2012	6,325 (4) (7)	264,891	-	-
Timothy L. Brenner						5/3/2016	15,000(5)	628,200	-	-
						1/20/2016	3,789(9)	158,683	-	-
						1/20/2016	-	-	4,421	185,151
						3/5/2015	2,500 (4)	104,700	-	-
						2/10/2015	2,996 (9)	125,472	-	-
						2/10/2015	-	-	3,746	156,882
						3/5/2014	2,500 (4)	104,700	-	-
						1/22/2014	1,364 (9)	57,124	-	-
						1/22/2014	4,090 (6)	171,289	-	-
						2/20/2013	816 (8)	34,174	-	-
						3/15/2012	1,000 (10)	41,880	-	-
						3/15/2012	6,325 (4)	264,891	-	-

Outstanding Equity Awards at Fiscal Year End (continued)

F. Sheldon Prentice	5/1/2010	10,000 (2)	-	24.4700	5/1/2020	1/20/2016	2,814 (9)	117,850	-	-
						1/20/2016	-	-	3,284	137,534
						2/10/2015	2,226 (9)	93,225	-	-
						2/10/2015	-	-	2,783	116,552
						1/22/2014	1,022 (9)	42,801	-	-
						1/22/2014	3,066 (6)	128,404	-	-
						2/20/2013	612 (8)	25,631	-	-
						1/1/2012	1,000 (10)	41,880	-	-
						1/1/2012	4,600 (4)	192,648	-	-
Jeffrey M. Levy						1/20/2016	-	-	3,769	157,832
						2/10/2015	-	-	4,934	206,636

(1)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $41.88 on December 31, 2016.

(2)	Options were issued pursuant to the Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.

(3)
Reload options granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant. The 9/14/2015, 5/12/2016, and 7/27/2016 reloaded options were issued pursuant to the Omnibus Plan.

(4)	Restricted unit awards vest 100% five years after the date of grant excluding Mr. Brenner whose awards vest 100% four years after the date of its grant.

(5)	Restricted unit awards vest 100% five years after the date of grant excluding Mr. Chewens whose awards vest 100% three years after the date of its grant.

(6)
These awards were earned during 2014, 2015, and 2016 based on performance approved in 2015, 2016, and 2017. Performance based Incentive Plan awards vest 100% three years after the date of its grant and are subject to clawback through December 31, 2016, December 31, 2017, and December 31, 2018.

(7)	The executive has deferred this award.

(8)	Restricted stock unit awards vest 40% after one year, and 20% annually for the following three years.

(9)	Restricted stock unit awards vest 20% annually.

(10)	Long-Term Incentive Plan awards vest in full upon NEO’s retirement subject to four years of service and reaching age 55.

Option Exercises and Stock Vested

 The following table provides information about stock options exercised and restricted shares vested for each NEO during 2016.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)
John H. Watt Jr.	-	-	140	3,515
Martin A. Dietrich	124,741	1,051,260	103,208	2,737,055
Michael J. Chewens	-	-	18,292	475,694
Timothy L. Brenner	-	-	12,222	316,393
F. Sheldon Prentice	-	-	11,452	299,474
Jeffrey M. Levy	31,000	185,562	41,601	1,190,650

(1)	The "Value Realized on Exercise" is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)
For Messrs. Chewens and Levy this amount includes 13,315 and 11,579 restricted stock units respectively, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan. In addition, Mr. Levy’s amount includes 22,432 restricted stock units, the receipt of which was deferred in accordance with section 409A.

(3)
The "Value Realized on Vesting" is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting. For Messrs. Chewens and Levy this amount includes $349,258 and $302,576, respectively, attributed to restricted stock units, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan. In addition, Mr. Levy’s amount includes $687,316, attributed to restricted stock units, the receipt of which was deferred in accordance with section 409A.

Pension Benefits Table

The following table includes information about each NEO’s benefits under the Company’s Pension Plan and each NEO’s SERP. Messrs. Brenner and Prentice do not have a SERP with the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)
John H. Watt Jr.	NBT Bancorp Inc. Defined Benefit Plan	2.00	8,426
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	31.25	2,147,070
	Dietrich SERP	16.00	8,929,458
Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	21.00	1,280,087
	Chewens SERP	16.00	900,151
Timothy L. Brenner	NBT Bancorp Inc. Defined Benefit Plan	4.00	22,167
F. Sheldon Prentice	NBT Bancorp Inc. Defined Benefit Plan	6.00	46,585
Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	11.00	304,257
	Levy SERP	7.00	372,905

(1)	The above amounts were computed using the following significant assumptions:

●
Mortality for Defined Benefit Plan Benefits — The sex-distinct RP-2014 mortality tables for employees and healthy annuitants adjusted to 2006, with projected mortality improvements using scale MP-2016 on a generational basis.

●
Mortality for SERP Benefits — The sex-distinct RP-2014 white collar mortality tables for healthy annuitants adjusted to 2006 with projected mortality improvements using scale MP-2016 on a generational basis.

●	Discount Rate — 4.80% for Defined Benefit Plan Benefits, 4.84% for SERP benefits.

●	Salary Increases—3.00% for Defined Benefit Plan Benefits and SERP benefits.

●	Interest Rate Credit for determining projected cash balance account earned as of December 31, 2009 — 2.86%.

●
Interest rates to annuitize cash balance accounts — The three segment interest rates for November 2016 (1.79%, 3.80% and 4.71%) under IRC Section 417(e). Segment 1 is applied to benefit payments expected to be made in the first 5 years, segment 2 is applied to benefit payments expected to be made in the next 15 years and segment 3 is applied thereafter.

●
Mortality to annuitize cash balance accounts — The 2017 commissioner's standard mortality table, which is a 50/50 blend of the sex-distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2017.

●	Assumed Retirement Age — Retirement rates for ages 55-70 for Defined Benefit Plan Benefits, on or about age 68 for Mr. Watt’s SERP and age 62 for Dietrich’s, Chewens’ and Levy’s SERP.

●
Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

●
ESOP Balance and 401(k) Balance Expected Rate of Return — 8.00% per year for Watt’s, Dietrich’s and Chewens’ SERP and 0.825% per year for Levy’s SERP. Mr. Levy withdrew his 401 (k) balance during 2016.

●	Increase in Internal Revenue Code Limits — 2.25% per year.

The NEOs participate in the Pension Plan. The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan. Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours. The Pension Plan provides for 100% vesting after three years of qualified service. Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement. Early retirement eligibility is age 55 with 3 years of service. Messrs. Watt, Dietrich, Chewens, Brenner and Levy are eligible for early retirement as of December 31, 2016. Mr. Prentice is eligible for late retirement as of December 31, 2016. All of the NEOs are 100% vested as of December 31, 2016. The Pension Plan, as amended and restated effective January 1, 2009, has received favorable determination from the Internal Revenue Service that it is qualified under Section 401(a) of the Internal Revenue Code with such letter being effective October 16, 2015. The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000. Prior to that date, the Pension Plan was a traditional defined benefit pension plan. Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design. All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design. Each of our eligible NEOs participates in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account. Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan. However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2016, benefits under the Pension Plan are computed using a cash balance methodology for participants who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $265,000 of annual eligible compensation. Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or the Company’s cost for any public or private benefit plan, including the Pension Plan. In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year. The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan. The interest credits on future pay-based credits will be made as discretionary Company contributions to the 401(k) Plan & ESOP. Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above. The Pension Plan has been amended, effective March 1, 2013, to reduce the future annual pay-based credits for most cash balance design participants from 5% to 2.50% per year. The amendment also freezes benefit accruals as of March 1, 2013 for all participants who as of January 1, 2000 elected to continue participating in the traditional defined benefit plan design; their future benefit accruals will be under the cash balance design with annual pay-based credits of 2.50%. For 2016, the pay-based credits for Messrs. Watt, Dietrich, Chewens, Brenner, Prentice and Levy were 2.5%, 22%, 19%, 2.5%, 2.5% and 19%, respectively. The Company’s contributions to the Pension Plan in 2016 for Messrs. Watt, Dietrich, Chewens, Brenner, Prentice and Levy were $6,625, $58,300, $50,350, $6,625, $6,625 and $50,300, respectively. There were no payments made to NEOs under the Pension Plan or SERPs during 2016.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of, each NEO’s SERP and account under the Deferred Compensation Plan.

Name	Executive Contributions in 2016 ($) (1) (2)	Company Contributions in 2016 ($) (3) (5)	Aggregate Earnings in 2016 ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2016 ($)
John H. Watt Jr.	16,200	130,000	7,731	-	186,406
Martin A. Dietrich	-	310,281	479,841	-	9,326,145
Michael J. Chewens	275,390	135,813	716,967	-	4,005,255
Timothy L. Brenner	-	45,114	14,089	-	194,039
F. Sheldon Prentice	-	31,930	17,283	-	218,826
Jeffrey M. Levy	504,729	35,306	16,111	(89,048)	1,651,342

(1)
Each of Messrs. Watt and Levy contributed $23,653 and $16,200, respectively to the Deferred Compensation Plan, each of which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 29.

(2)	Includes $275,390 and $481,076 for Mr. Chewens and Levy, respectively, attributable to restricted stock units that vested in 2016 but which were deferred.

(3)	The Summary Compensation Table includes registrant discretionary contributions earned in 2016 and reflected under the caption All Other Compensation in the Summary Compensation Table.

(4)
The aggregate earnings are from the SERP and Deferred Compensation Plan. The earnings from the Deferred Compensation Plan are due to market value increases on the investments in the Deferred Compensation Plan, which are not an expense to the Company.

(5)	Includes discretionary contribution amounts earned in 2016 (even if not contributed by the Company until 2017).

Supplemental Retirement Benefits

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Pension Plan. Because of these limitations and in order to provide certain executives with adequate retirement income, the Company has entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below. It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and Social Security.

The Company has entered into agreements with Messrs. Watt, Dietrich, Chewens, and Levy to provide each executive with supplemental retirement benefits. Mr. Watt’s agreement was executed on December 19, 2016. Mr. Dietrich’s agreement was revised most recently on November 5, 2009. Messrs. Chewens’ and Levy’s agreements were revised most recently on March 10, 2015. Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under the Pension Plan, (b) the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his Social Security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens and Levy) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a different salary scale assumption and a white collar adjustment to the mortality tables. Messrs. Chewens’ and Levy’s agreements were amended on March 10, 2015 to freeze the benefit computed under (d) above to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014. This frozen amount will not increase in future years and will be payable in five equal annual installments to the NEO at retirement. Mr. Watt’s agreement is not dependent on Social Security benefits (part (c) above) and does not include the benefits computed under part (d) above.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement. If the NEO dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to the Company’s 401(k) Plan & ESOP, plus the earnings on such net amount. If the executive dies after attaining a certain age (at any age for Mr. Watt, age 58 for Mr. Dietrich and age 60 for Messrs. Chewens and Levy) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under the Pension Plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse (the supplemental benefit does not apply to Mr. Watt). Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 65 for Mr. Watt, age 60 for Mr. Dietrich and age 62 for Messrs. Chewens and Levy). Assuming each NEO has reached retirement age and is retiring on December 31, 2016, satisfaction of applicable SERP conditions, and that each executive’s 2016 compensation was his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, the Company’s cash balance pension plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and social security (for Messrs. Dietrich and Chewens only) to be paid to Messrs. Watt, Dietrich, Chewens and Levy would be $63,103, $814,281, $395,352 and $60,765, respectively. Mr. Levy’s estimated retirement benefit does not include the annuitized portion of the Company’s 401(k) plan and ESOP as he took a distribution of these amounts after his termination of employment in 2016. The Social Security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age Messrs. Dietrich and Chewens. The SERP for Messrs. Watt, Dietrich, Chewens and Levy will at all times be unfunded except that, in the event of a change in control, the Company will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly-compensated employees of the Company. The Deferred Compensation Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus. Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis. Participants are required to elect a time of distribution, either a specific date or at time of separation from employment, and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code. The Deferred Compensation Plan allows for discretionary Company contributions and has been used a retirement benefit component of executive compensation for certain NEOs.

Potential Payments Upon Termination or Change in Control

The following table and related footnotes describe and quantify the amount of post-termination payments that would be payable to each NEO in the event of termination of such NEO’s employment as of December 31, 2016, under various employment related scenarios pursuant to the employment agreements, change in control agreements and equity award agreements entered into with each NEO utilizing a per share stock price of $41.88, the closing market price of the Company’s common stock on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the NEO’s age. Some of the amounts shown in the table, as further described in the related footnotes, have been previously accrued as expenses of the Company and will not impact earnings when paid.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death ($) (1)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control ($) (2)
John H. Watt Jr.	Accrued Unpaid Salary & Vacation	43,270	43,270		43,270		43,270		43,270	43,270	43,270	43,270
	Deferred Compensation (11)	184,796	186,406		186,406		184,796		184,796	184,796	184,796	184,796
	Severance (3)	—	—		—		1,338,340	(18)	—	—	1,338,340	1,744,971	(19)
	SERP (6)	—	—		—		—		—	—	—	—
	Restricted Stock	361,592	480,364		480,364		480,364		—	—	480,364	480,364
	Health & Welfare	—	—		263,294	(8)	—		—	—	—	48,126	(9)
	Sub-Total	589,658	710,040		973,334		2,046,770		228,066	228,066	2,046,770	2,501,527
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	589,658	710,040		973,334		2,046,770		228,066	228,066	2,046,770	2,501,527
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	89,231	89,231		89,231		89,231		89,231	89,231	89,231	89,231
	Deferred Compensation (11)	393,261	396,687		396,687		393,261		393,261	393,261	393,261	393,261
	Severance (3)	—	—		—		2,379,272	(4)	—	—	2,379,272	4,377,261	(5)
	SERP	8,948,306	5,691,441		8,948,306		8,948,306		—	8,948,306	8,948,306	12,628,016	(6)
	Stock Options	822,739	822,739		822,739		—		—	—	—	822,739
	Restricted Stock	3,864,100	3,864,100		3,864,100		3,864,100		—	—	3,864,100	3,864,100
	Health & Welfare	10,480	2,500,000	(7)	129,053	(8)	—		—	—	—	84,265	(9)
	Sub-Total	14,128,117	13,364,198		14,250,116		15,674,170		482,492	9,430,798	15,674,170	22,258,873
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	14,128,117	13,364,198		14,250,116		15,674,170		482,492	9,430,798	15,674,170	22,258,873
Michael J. Chewens	Accrued Unpaid Salary & Vacation	26,538	26,538		26,538		26,538		26,538	26,538	26,538	26,538
	Deferred Compensation (11)	3,078,286	3,105,104		3,105,104		3,078,286		3,078,286	3,078,286	3,078,286	3,078,286
	Severance (3)	—	—		—		1,368,081	(12)	—	—	1,368,081	2,003,276	(13)
	SERP	845,563	774,097		845,563		845,563		—	845,563	845,563	1,335,852	(6)
	Restricted Stock	1,508,601	1,927,401		1,927,401		1,885,521		—	—	1,885,521	1,927,401
	Health & Welfare	—	—		388,717	(8)	—		—	—	—	49,902	(9)
	Sub-Total	5,458,988	5,833,140		6,293,323		7,203,989		3,104,824	3,950,387	7,203,989	8,421,255
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	5,458,988	5,833,140		6,293,323		7,203,989		3,104,824	3,950,387	7,203,989	8,421,255
Timothy L. Brenner	Accrued Unpaid Salary & Vacation	25,269	25,269		25,269		25,269		25,269	25,269	25,269	25,269
	Deferred Compensation (11)	192,363	194,039		194,039		192,363		192,363	192,363	192,363	192,363
	Severance (3)	—	—		—		1,085,543	(16)	—	—	1,085,543	1,505,588	(17)
	Restricted Stock	1,404,948	2,033,148		2,033,148		1,781,868		—	—	1,781,868	2,033,148
	Health & Welfare	—	—		188,136	(8)	—		—	—	—	11,090	(9)
	Sub-Total	1,622,580	2,252,456		2,440,592		3,085,043		217,632	217,632	3,085,043	3,767,458
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	1,622,580	2,252,456		2,440,592		3,085,043		217,632	217,632	3,085,043	3,767,458
F. Sheldon Prentice	Accrued Unpaid Salary & Vacation	11,906	11,906		11,906		11,906		11,906	11,906	11,906	11,906
	Deferred Compensation (11)	185,282	218,826		218,826		185,282		185,282	185,282	185,282	185,282
	Severance (3)	—	—		—		613,773	(20)	—	—	613,773	611,122	(21)
	Restricted Stock	896,525	896,525		896,525		854,645		—	—	854,645	896,525
	Health & Welfare	—	—		69,911	(8)	—		—	—	—	763	(9)
	Sub-Total	1,093,713	1,127,257		1,197,168		1,665,606		197,188	197,188	1,665,606	1,705,598
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	143,414
	Total	1,093,713	1,127,257		1,197,168		1,665,606		197,188	197,188	1,665,606	1,562,184
Jeffrey M. Levy (14)	Deferred Compensation	—	—		—		61,530		—	—	—	—
	Severance	—	—		—		1,306,110	(15)	—	—	—	—
	SERP	—	—		—		372,905	(6)	—	—	—	—
	Restricted Stock	—	—		—		364,468		—	—	—	—
	Total	—	—		—		2,105,013		—	—	—	—

(1)
The Company pays the premiums on a group term life insurance policy providing a death benefit of 1.5 times salary to a maximum of $1 million to each NEO (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the NEO’s beneficiaries by the Company’s insurer. The premiums associated with the life insurance policies for the year 2016 and paid by the Company on behalf of the NEO are included in the Summary Compensation Table under the column "All Other Compensation," and detailed in footnote 6 to that table.

(2)
Change in control benefit will only be payable in the following scenarios: (1) the executive is terminated without cause within 24 months following a change in control; or (2) the executive terminates employment for good reason within 24 months following a change in control.

(3)
Severance under a change in control situation is computed for the NEO by the following formula for Messrs. Dietrich, Chewens, Brenner, and Watt: 2.99 multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus earned for the three previous calendar years. The payment is made in three equal annual installments, with the first installment to be made within thirty days of the NEO’s termination and the remaining two installments made on the first business day of January of each of the next two calendar years. Severance under a change in control situation is computed for Mr. Prentice by the following formula: 2.0 multiplied by the sum of his annualized salary for the calendar year in which the change in control of the Company occurred. The payment is made in two equal annual installments, with the first installment to be made within thirty days of the NEO’s termination and the remaining installment made on the first business day of January of the next calendar year.

(4)
As of 12/31/2016, Mr. Dietrich is entitled to three years of salary continuation, at $800,000 per year, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(5)
Mr. Dietrich is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $4,466,500, based on 2016 amounts of $800,000 for salary and $693,813 for average bonus earned in the three previous calendar years. This total is paid in three installments of $1,488,833. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $4,377,261 shown in the table.

(6)
Under their change in control agreements as in effect on December 31, 2016 Messrs. Dietrich and Chewens are entitled to receive the supplemental benefit feature under each SERP. The SERP amounts previously accrued as expenses of the Company that would not impact earnings when paid were $8,929,458 and $900,151for Messrs. Dietrich, and Chewens, respectively. This benefit would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens) but will become immediately and fully vested following a change in control of the Company. Mr. Chewens’ agreement was amended on March 10, 2015 to freeze the supplemental benefit feature under his SERP to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014, as computed under Accounting Standards Codification 715-30. This frozen amount, equal to $83,344 for Mr. Chewens, will not increase in future years and will be payable in five equal annual installments to the NEO at retirement. The amendment has been reflected in the amounts shown in the table. This supplemental benefit is assumed to be paid as an annuity beginning at age 60 for Mr. Dietrich and in five equal installments at age 62, per the March 10, 2015 amendment, for Mr. Chewens. Mr. Dietrich retired effective January 31, 2017. The value of Mr. Watt’s SERP, which became effective December 19, 2016, is zero as of December 31, 2016. The amount shown for Mr. Levy represents the SERP amount accrued as expenses of the Company that would not impact earnings when paid, and reflects a curtailment of the supplemental benefit feature of his SERP, due to his employment with the Company ending on August 10, 2016.

(7)	Represents portion of split-dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

(8)
Represents the actuarial net present value as of December 31, 2016, of the payments Messrs. Dietrich, Chewens, Brenner, Watt, and Prentice are entitled to under their Executive Long Term Disability plans as well as Mr. Chewens’ benefits under his supplemental disability policy. In addition to utilizing the RP2014 Male Disability Mortality Tables adjusted to 2006, with projected mortality improvements using Scale MP2016 on a generational basis, the following assumptions were used to calculate the present value: (i) payments would be made until age 65 (age 69 for Prentice); (ii) discount rate of 4.76%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

(9)
Under the change in control provisions in the employment agreements Messrs. Dietrich, Chewens, Brenner, Watt, and Prentice are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for three years (two years for Messrs. Brenner and Prentice) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law. The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Messrs. Brenner and Prentice) all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy—using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

(10)
The change in control provisions in the employment agreements provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, in such circumstances, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an "excess parachute payment." After reflection of the benefit cutback, an excise tax would not apply to the change in control benefits for Mr. Prentice and all amounts payable to him would therefore not be rendered nondeductible for purposes of federal income taxes as an excess parachute payment.

(11)
For termination other than death or disability, the deferred compensation payments for Messrs. Dietrich, Chewens, Brenner, Watt, and Prentice (with the exception of the 2016 contribution for Mr. Prentice), are payable in a lump sum or annual installments, based on their election, following separation of service. The amounts shown in the table have been previously accrued as expenses of the Company. These amounts were discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Internal Revenue Code Section 409A.

(12)
As of 12/31/2016, Mr. Chewens is entitled to three years of salary continuation, at $460,000, discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(13)
Mr. Chewens is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $2,044,117, based on 2016 amounts of $460,000 for salary and $223,651 for average bonus earned in the three previous calendar years. This total is paid in three installments of $681,372. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $2,003,276 shown in the table.

(14)
Mr. Levy and the Company mutually agreed that his employment would be terminated without cause effective August 10, 2016. Therefore, only the termination “By NBT w/o Cause” column is completed in the table above.

(15)
As of 12/31/2016, Mr. Levy is entitled to three years of salary continuation, at $436,000, discounted for one month using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period  after his August 10, 2016 termination date, pursuant to Section 409A of the Internal Revenue Code.

(16)
As of 12/31/2016, Mr. Brenner is entitled to three years of salary continuation, at $365,000, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(17)
Mr. Brenner is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,536,283, based on 2016 amounts of $365,000 for salary and $148,807 for average bonus earned in the three previous calendar years. This total is paid in three installments of $512,094. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,505,588 shown in the table.

(18)
As of 12/31/2016, Mr. Watt is entitled to three years of salary continuation, at $450,000, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(19)
Mr. Watt is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,780,545, based on 2016 amounts of $450,000 for salary and $145,500 for average bonus earned in the two previous calendar years because Mr. Watt did not receive a bonus in 2014. This total is paid in three installments of $593,515. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,744,971 shown in the table.

(20)
As of 12/31/2016, Mr. Prentice is entitled to two years of salary continuation, at $309,560, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(21)
Mr. Prentice is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $619,120, based on a 2016 amount of $309,560 for salary. This total is paid in two installments of $309,560. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2016, equal to 1.75%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second installment is discounted one year. This results in the severance amount of $611,122 shown in the table.

Agreements with Executive Officers

Employment Agreements

In December of 2016, the Company entered into an employment agreement with Mr. Watt as President and CEO of the Company and amended and restated Messrs. Chewens’, Brenner’s and Prentice’s employment agreements.

Mr. Watt’s Employment Agreement provides that he will be paid a base salary of $650,000 effective January 1, 2017, subject to annual increases. In addition to an annual base salary, the Employment Agreement provides that Mr. Watt will be eligible to be considered for a performance bonus commensurate with his title and salary grade in accordance with the compensation policies of the Company and provides for the ability to participate in stock benefit plans, employee benefit plans, and other fringe benefits applicable to executive personnel, including, without limitation, use of a Company car and reimbursement of certain country club dues. Mr. Watt is also eligible to receive an annual contribution to his deferred compensation account in an amount determined by the Board in its sole discretion.

The amended employment agreements make certain amendments to the employment agreements previously entered into including, among other things:

•	Providing that Mr. Chewens will be eligible to receive an annual contribution to his deferred compensation account in an amount determined by the Board in its sole discretion.

•
Revising the amount of Mr. Brenner’s annual contribution to his deferred compensation account to be an amount determined by the Board in its sole discretion, rather than an amount equal to between 0% and 10% of his base salary.

•
Revising the severance payment for terminations of employment “without cause” or for “good reason” (not in connection with a change in control) to be paid in the form of a lump sum payment, rather than in installments for a period of three years following the termination date for Messrs. Brenner and Chewens, respectively.

•	Extending the non-compete and non-solicitation covenants to two years following the termination of the executive’s employment.

The Employment Agreements will terminate upon the earlier occurrence of the executive’s death, “disability,” discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the Employment Agreement), or January 1, 2019 for Mr. Brenner and Mr. Prentice, or January 1, 2020 for Messrs. Watt and Chewens. On December 31, 2017 and each December 31 thereafter, the term of the Employment Agreement will automatically extend for one additional year (to a total of two years for Messrs. Brenner and Prentice and three years for Messrs. Watt and Chewens) unless either the Company or the executive provides timely, prior notice of non-renewal.

Upon termination of his respective agreement, Messrs. Watt, Dietrich, Chewens, Brenner and Prentice are each entitled to receive accrued and unpaid salary, accrued rights under NBT’s employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation. If the executive’s employment is terminated by the Company other than for "cause" (as defined in the agreements), or by the executive for "good reason" (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive a multiple of his base salary in lump sum (a two year multiple for Mr. Prentice and three years for all others). Mr. Levy and the Company mutually agreed that his employment would be terminated without cause in August of 2016 and the Company was obligated under his contract to pay Mr. Levy under the aforementioned provisions including three times his base salary.

Each executive has also agreed that for two years (one year for Mr. Levy) after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. Each executive has also agreed that for a period of two years (one year for Mr. Levy) following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or NBT Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or NBT Bank. The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the "Clawback Clause").

Change in Control Provisions and Benefits

The Company’s employment agreements are with each of Messrs. Dietrich, Chewens, Levy and Brenner. The conditions for payment upon a change in control require both a change in control event and the executive’s termination "without cause" or for "good reason" (i.e. double trigger). The change in control provisions in the agreements provide in general that, if within 24 months from the date of a change in control of the Company or NBT Bank, as defined in the agreements, or employment is terminated without cause or by the executive with good reason, then each executive will be entitled to receive 2.99 (or 2.0 for Mr. Prentice) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus paid in the three prior calendar years (Mr. Prentice is annualized salary only). The agreements also include a Clawback Clause in substantially the same form as described above in connection with the employment agreements. The agreements do not provide for the right to receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances. Furthermore, while the agreements allow for any executive’s benefit under any SERP to be fully vested, no additional service credits or increased compensation formulas are utilized for purposes of calculating his severance amount.

The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person or entity acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, Michael M. Murphy and Lowell A. Seifter. There are no interlocking relationships involving Compensation and Benefits Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

NBT Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Certain Relationships and Related Party Transactions

NBT Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

During the period from January 1, 2016 through December 31, 2016, NBT Insurance Agency, LLC (formerly Mang Insurance Agency, LLC) received $1,061,800 in commissions from Preferred Mutual Insurance Company, of which Director Robert A. Wadsworth was chairman of the board of directors.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations. Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between the Company and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve System. The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by NBT Bank, and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board of Directors. A summary report of all insider loans outstanding and committed is also presented to the Board of Directors on a regular basis.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
Patricia T. Civil
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of six directors who are not officers or employees of NBT. Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market. The Audit and Risk Management Committee held five meetings during 2016. The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the Chief Risk Officer, the director of internal audit and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2016, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the adequacy of the Company’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2016. Among the procedures performed, the Audit and Risk Management Committee has:

●	Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016 with NBT management and KPMG LLP, our independent registered public accounting firm;

●	Discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board ; and

●	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of KPMG LLP as the Company’s independent registered public accounting firm.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil, CPA (Chair)
Timothy E. Delaney
James H. Douglas
Michael M. Murphy
Lowell A. Seifter, Esq.
Robert A. Wadsworth

PROPOSAL 2	NON-BINDING ADVISORY VOTE REGARDING COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

The Company is providing its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its NEOs as disclosed in this Proxy Statement.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosure contained on pages 16 to 44 of this Proxy Statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between each NEO’s compensation and the Company’s short and long-term performance. The primary objectives of the Company’s executive compensation program are to attract and retain talented senior executives and to motivate senior executives by rewarding them for outstanding corporate and individual performance.

The Company is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of NBT Bancorp Inc. approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the summary compensation tables and the other related tables and narrative disclosure contained on pages 16 to 44 of the Company’s Proxy Statement for its 2017 annual meeting of shareholders.”

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve this Proposal 2. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained on pages 16 to 44 of this Proxy Statement.

PROPOSAL 3	NON-BINDING ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

Section 14A of the Exchange Act and the related rules of the SEC require the Company to permit, not less frequently than once every six years, a separate non-binding, advisory shareholder vote with respect to the frequency of voting on the compensation of the Company’s named executive officers. As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote regarding the compensation of the Company’s named executive officers.

The Company’s shareholders voted in 2011, in a similar advisory vote, in favor of submitting the Company’s compensation of its named executive officers for approval on a non-binding basis every three years. Following that vote, the Board adopted the approach recommended by the shareholders. However, the Board and Compensation Committee have continued to consider the appropriate frequency at which to obtain input from shareholders on the Company’s executive compensation philosophy, policies and practices as disclosed in its proxy statement. In light of the information considered, the Board and Compensation Committee have determined that obtaining the advisory vote on the compensation arrangements of the Company’s named executive officers every year is the best corporate governance practice for the Company and would be in the best interests of the Company’s shareholders.

Shareholders are not voting to approve or disapprove of the Board’s recommendation as to the frequency of the advisory vote on named executive officer compensation. Instead, shareholders may select one of four choices with respect to this proposal:

(1) every year;

(2) every two years;

(3) every three years; or

(4) abstain from voting on the proposal.

For the reasons discussed above, the Board is asking the Company’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s named executive officers to be held every year.

The option of every year, every two years or every three years that receives the highest number of votes cast by the Company’s shareholders will be considered the frequency recommended by the shareholders.

The Board of Directors recommends that shareholders vote for EVERY YEAR as the frequency with which shareholders are provided an advisory vote on the compensation of the Company’s named executive officers.

PROPOSAL 4	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. KPMG LLP has served as our independent registered public accounting firm since 1987. We expect representatives of KPMG LLP to be present at our annual meeting. Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2016 and 2015, and fees billed for other services provided by KPMG LLP. Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2016	2015
Audit Fees (1)	$892,500	$855,000
Audit Related Fees (2)	55,300	87,300
Tax Fees (3)	3,000	51,245
Other Fees (4)	11,455	-
Total Fees	$962,255	$993,545

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under "Audit Fees." This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for review of tax returns, examination assistance and other tax compliance work.

(4)	Other Fees consist of fees for risk advisory services provided.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP. Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval. All audit and non-audit services performed by KPMG LLP during fiscal 2016 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2016 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

OTHER MATTERS

Shareholder Proposals for the 2018 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2018 annual meeting of shareholders must be received by the Company by December 15, 2017. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2018 annual meeting. Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than January 23, 2018 and must not have been received earlier than December 22, 2017 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2016 Annual Report may be sent to an address shared by more than one shareholder. This practice, known as "householding," is designed to reduce the Company’s printing and mailing costs. If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2016 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, or by telephone at (800) 628-2265, option 7. Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this Proxy Statement. If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters. The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

NBT Bancorp Inc. 52 South Broad Street Norwich, NY 13815 VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on May 22, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, on May 22, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24274-P89250 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NBT BANCORP INC. The Board of Directors recommends you vote FOR each of the following director nominees: Nominees: 1a. Martin A. Dietrich 1b. Patricia T. Civil 1c. Timothy E. Delaney 1d. James H. Douglas 1e. Andrew S. Kowalczyk, III 1f. John C. Mitchell 1g. V. Daniel Robinson, II 1h. Matthew J. Salanger 1i. Joseph A. Santangelo For Address Changes/Comments, mark here and see reverse for instructions. Please indicate if you plan to attend this meeting. Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain Yes No For Against Abstain 1j. Lowell A. Seifter 1k. Robert A. Wadsworth 1l. John H. Watt, Jr. 1m. Jack H. Webb The Board of Directors recommends you vote FOR Proposals 2 and 4, and EVERY YEAR for Proposal 3 For Against Abstain 2. To approve, on a non-binding, advisory basis, the Company’s executive compensation policies (“Say on Pay”) (Proposal 2). 3. To vote, on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company (“Say on Frequency”) (Proposal 3). Every Year Every 2 Years Every 3 Years Abstain 4. To ratify the appointment of KPMG LLP as NBT Bancorp Inc.’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal 4). NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT Bancorp Inc.’s Board of Directors, upon such other business that may properly come before the meeting. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.nbtbancorp.com/bncp/proxy.html E24275-P89250 NBT BANCORP INC. Annual Meeting of Shareholders May 23, 2017 10:00 a.m. This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) F. Sheldon Prentice, with full power of substitution, proxy to represent the undersigned shareholder(s) at the Annual Meeting of Shareholders of NBT Bancorp Inc. (“NBT”) to be held at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901, on May 23, 2017, at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT’s common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the following proposals described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT’s Board of Directors, upon any other matters that may properly come before the meeting. This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR the election of all director nominees listed in Proposal 1 and FOR Proposals 2 and 4, and for EVERY YEAR in Proposal 3. The undersigned shareholder hereby revokes any proxy or proxies heretofore given. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on reverse side.) Continued, and signature required, on reverse side V.1.1